Exhibit 3

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (“Third Supplemental Indenture”) is made as of September 4, 2020 between the Republic of Argentina (the “Republic”) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”). Except as otherwise expressly provided or unless the context otherwise requires, all terms used in this Third Supplemental Indenture that are defined in the Indenture (as defined below) shall have the meanings ascribed to them in the Indenture.

WHEREAS, the Republic and the Trustee have previously entered into an indenture dated as of June 2, 2005 between the Republic and the Trustee, as amended from time to time (the “Indenture”), providing for the issuance from time to time of debt securities in one or more series;

WHEREAS, the Republic has requested that the Trustee join in the execution of this Third Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make this Third Supplemental Indenture valid and binding have been satisfied.

WHEREAS, pursuant to the Indenture, the Republic issued:

•	U.S. dollar-denominated Discounts due 2033 (New York law) in 2005 (the “USD 2033 Discount Bonds I”),

•	U.S. dollar-denominated Discounts due 2033 (New York law) in 2010 (the “USD 2033 Discount Bonds II and III”),

•	Euro-denominated Discounts due 2033 (English law) in 2005 (the “Euro 2033 Discount Bonds I”),

•	Euro-denominated Discounts due 2033 (English law) in 2010 (the “Euro 2033 Discount Bonds II and III”),

•	U.S. dollar-denominated Pars due 2038 (New York law) in 2005 (the “USD Par 2038 Bonds I”),

•	Euro-denominated Pars due 2038 (English law) in 2005 (the “Euro Par 2038 Bonds I”)

The securities listed above are collectively referred to as the “Bonds.”

WHEREAS, pursuant to a prospectus supplement dated April 21, 2020, as most recently amended and restated on August 17, 2020 (the “Prospectus Supplement”), the Republic (i) invited Holders of 2005 Indenture Eligible Bonds (as defined in the Prospectus Supplement) to submit tender orders to exchange their 2005 Indenture Eligible Bonds for new bonds (the “Exchange Offer”), and (ii) solicited written consents from such Holders to authorize the Trustee to modify the 2005 Indenture Eligible Bonds by substituting them for new bonds (the “Proposed Modifications”) on the terms and subject to the conditions described in the Prospectus Supplement (the “Invitation”), including written consents to allow the Republic to (A) re-designate the Series of bonds that will be subject to the Proposed Modifications on an aggregated basis by excluding one or more series of the initially designated series to be considered for the purpose of whether the requisite consents have been obtained, and (B) consider that Holders of any excluded series have consented to a single series reserved matter modification pursuant to Section 7.2(b) of the Indenture where Holders of not less than 75% of the aggregate principal amount of Bonds of any series have granted their written consent to the applicable Proposed Modifications;

WHEREAS, D.F. King, as information, tabulation and exchange agent for the Invitation (the “Information, Tabulation and Exchange Agent”) has provided sufficient evidence in a manner satisfactory to the Republic, for the purposes of Sections 6.1 and 8.2 of the Indenture, that the Holders of (i) U.S.$3,732,792,329 of the USD 2033 Discount Bonds I (representing 96.76% of the aggregate principal amount Outstanding for such Series), (ii) U.S.$1,178,601,169 of the USD 2033 Discount Bonds II and III (representing 95.45% of the aggregate principal amount Outstanding for such Series), (iii) €2,794,245,001 of the Euro 2033 Discount Bonds I (representing 89.92% of the aggregate principal amount Outstanding for such Series), (iv) €2,431,005,404 of the Euro 2033 Discount Bonds II and III (representing 91.34% of the aggregate principal amount Outstanding for such Series), (v) U.S.$4,648,872,080 of the USD 2038 Par Bonds I (representing 94.13% of the aggregate principal amount Outstanding for such Series), and (vi) €3,897,569,758 of the Euro 2038 Par Bonds I (representing 77.41% of the aggregate principal amount Outstanding for such Series), as of August 28, 2020, have consented in writing to the Proposed Modifications;

WHEREAS, in accordance with Section 6.4 of the Indenture, the Republic furnished to the Trustee an Official’s Certificate dated September 4, 2020 specifying that, as of that date, (i) U.S.$403,847,696 of the USD 2033 Discount Bonds I, (ii) U.S.$68,982,757 of the USD 2033 Discount Bonds II and III, (iii) €7,241,919 of the Euro 2033 Discount Bonds I, (iv) €0 of the Euro 2033 Discount Bonds II and III, (v) U.S.$358,029,253 of the USD Par 2038 Bonds I, and (vi) €0 of the Euro Par 2038 Bonds I were owned or controlled, directly or indirectly, by the Republic or a Public Sector Instrumentality;

WHEREAS, (i) Holders of not less than 85% of the aggregate principal amount of the Bonds (taken in the aggregate) Outstanding and (ii) Holders of not less than 66 2⁄3% of the aggregate principal amount of each series of Bonds (taken individually) Outstanding have delivered their written consents pursuant to the Invitation;

WHEREAS, Holders of Bonds that will be modified pursuant to the Invitation but did not deliver written consents pursuant to the Invitation will be entitled to receive the New Bonds (as defined in the Prospectus Supplement) pursuant to the Invitation in the amounts set forth therein;

WHEREAS, the execution of this Third Supplemental Indenture and the amendments set forth herein are authorized pursuant to Section 7 and Section 8.2 of the Indenture;

WHEREAS, on the date hereof, the Republic has provided the Trustee with authorizations establishing the New Bonds required to be delivered to Holders of 2005 Indenture Eligible Bonds entitled to receive such New Bonds pursuant to the Invitation and authentication and delivery orders instructing the Trustee (and the trustee under the 2016 Indenture (as defined in the Prospectus Supplement)) to authenticate such New Bonds and to deliver such New Bonds to The Bank of New York Mellon, as custodian for DTC, and The Bank of New York Mellon, London Branch, as common depositary for Euroclear Bank SA/NV and Clearstream Banking, Société Anonyme, as the case may be, following the execution of this Third Supplemental Indenture and the second supplemental indenture to the 2016 Indenture dated on the date hereof;

WHEREAS, the Republic has fulfilled the conditions precedent under the Indenture for the execution of this Third Supplemental Indenture; and

WHEREAS, the Republic has requested that the Trustee join in the execution of this Third Supplemental Indenture, in accordance with Section 8.2 of the Indenture, in order to give effect to the Proposed Modifications.

NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants hereinafter set forth, the parties hereby agree as follows:

SECTION 1. The Republic hereby designates all of the Bonds as Series that will be subject to the Proposed Modifications pursuant to Section 7.3 of the Indenture.

SECTION 2. This Third Supplemental Indenture modifies any Bonds that remain outstanding after giving effect to the Exchange Offers (as defined in the Prospectus Supplement) by substituting:

(a) each U.S.$100 principal of USD 2033 Discount Bonds I, USD 2033 Discount Bonds II and III for U.S.$140.20380 principal of U.S. dollar amortizing step-up bonds due 2038 issued by the Republic pursuant to the Indenture plus U.S.$3.61165 of the U.S. dollar amortizing 1.000% bonds due 2029 (the “New USD 2029 Bonds”) issued by the Republic pursuant to the 2016 Indenture, and

(b) each €100 principal of Euro 2033 Discount Bonds I, Euro 2033 Discount Bonds II and III for €137.61037 principal of euro-denominated amortizing step-up bonds due 2038 issued by the Republic pursuant to the Indenture plus €3.34791 of the Euro amortizing 0.500% bonds due 2029 (the “New Euro 2029 Bonds”) issued by the Republic pursuant to the 2016 Indenture,

(c) each U.S.$100 principal of USD Par 2038 Bonds I for U.S.$100 principal of U.S. dollar amortizing step-up bonds due 2041 issued by the Republic pursuant to the Indenture plus U.S.$0.22917 of the New USD 2029 Bonds issued by the Republic pursuant to the 2016 Indenture, and

(d) each €100 principal of Euro Par 2038 Bonds I for €100 principal of euro-denominated amortizing step-up bonds due 2041 issued by the Republic pursuant to the Indenture plus €0.20656 of the New Euro 2029 Bonds issued by the Republic pursuant to the 2016 Indenture, in each case, on the terms and subject to the conditions described in the Prospectus Supplement and in accordance with Section 1.1, paragraph (xi) of the definition of “Reserved Matter” in the Indenture, authorizing the Trustee, on behalf of all Holders of the Bonds, to exchange or substitute all the Bonds for, or convert all the Bonds into, other obligations or securities of the Republic or any other Person.

SECTION 3. This Third Supplemental Indenture shall become effective upon execution by the Republic and the Trustee; provided that, the transactions contemplated in SECTION 1 hereof shall be deemed to occur and be completed immediately prior to the modification and substitution provided for in SECTION 2 hereof.

SECTION 4. This Third Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. Except as expressly supplemented and amended hereby, the Indenture and the Debt Securities issued thereunder are in all respects ratified and confirmed.

SECTION 5. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party thereto. If any provision of this Third Supplemental Indenture conflicts with any provision of the Indenture, the provisions of this Third Supplemental Indenture shall control.

SECTION 6. This Third Supplemental Indenture is conclusive and binding upon all Holders of the Bonds, whether or not they have given consent, and on all future Holders of the Bonds, whether or not notation of the modifications and amendments herein is made upon the Bonds.

SECTION 7. This Third Supplemental Indenture may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Third Supplemental Indenture by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 8. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the law of the State of New York without regard to principles of conflicts of laws, except with respect to authorization and execution by the Republic, which shall be governed by the laws of the Republic.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

THE REPUBLIC OF ARGENTINA

By:	/s/ Martín Maximiliano Guzmán
Name: Martín Maximiliano Guzmán
Title: Minister of Economy of the
Republic of Argentina

THE BANK OF NEW YORK MELLON, not in its individual capacity but solely as Trustee

By:	/s/ Rita Duggan
Name: Rita Duggan
Title: Vice President